The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated February 2, 2022

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253432

(To Prospectus dated February 24, 2021,

Index Supplement dated February 24, 2021

And Product Supplement dated February 24, 2021)

UBS AG $• Capped Buffered Return Notes with Downside Leverage Factor

Linked to the S&P 500® Index due on or about October 11, 2022

Investment Description

UBS AG Capped Buffered Return Notes with Downside Leverage Factor (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the S&P 500® Index (the “Underlying Asset”). The amount you receive at maturity will be based on the direction and percentage change in the level of the Underlying Asset from the Initial Level to the Final Level (the “Underlying Return”) and whether the Closing Level of the Underlying Asset on the Valuation Date (the “Final Level”) is less than the Downside Threshold. If the Underlying Return is positive, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount plus a percentage return equal to the lesser of (a) the Underlying Return and (b) the Maximum Return. If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Underlying Return is negative and the Final Level is less than the Downside Threshold, at maturity UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, and you will be exposed to the downside performance of the Underlying Asset beyond the Buffer Amount at a rate greater than 1-for-1. Specifically, you will lose approximately 1.1111% of your Principal Amount for each 1% decline in the level of the Underlying Asset from the Initial Level to the Final Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest, and your potential return on the Notes is limited to the Maximum Return. You may lose some or all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Participation in the Positive Underlying Return up to the Maximum Return: At maturity, the Notes provide participation in any positive Underlying Return, up to the Maximum Return.
❑	Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure: If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Underlying Return is negative and the Final Level is less than the Downside Threshold, at maturity UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, and you will be exposed to the downside performance of the Underlying Asset beyond the Buffer Amount at a rate greater than 1-for-1. Specifically, you will lose approximately 1.1111% of your Principal Amount for each 1% decline in the level of the Underlying Asset from the Initial Level to the Final Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Pricing Date**	February 2, 2022
Original Issue Date**	February 7, 2022
Valuation Date	October 3, 2022
Maturity Date	October 11, 2022

*	Expected. See page 2 for additional details.
**	We expect to deliver the Notes against payment on the third business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full Principal Amount of the Notes at maturity, and the Notes may have the full downside market risk of an investment in the Underlying Asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The final terms of the Notes will be set on the trade date. The return on the Notes is subject to, and will not exceed, the “Maximum Return” or the corresponding “Maximum Payment at Maturity per Note". The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Maximum Return	Maximum Payment at Maturity per Note	Initial Level	Downside Threshold	Buffer Amount	Downside Leverage Factor	CUSIP	ISIN
S&P 500® Index	SPX	9.35%	$1,093.50	•	90.00% of the Initial Level	10.00%	Approximately 1.1111	90279DXN1	US90279DXN10

The estimated initial value of the Notes as of the Pricing Date is expected to be between $967.20 and $997.20. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 4 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 24, 2021, the accompanying prospectus dated February 24, 2021 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the S&P 500® Index	$•	$1,000.00	$•	$0.00	$•	$1,000.00
J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000091412121001042/ub55766407-424b2.htm
♦	Index Supplement dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000091412121001040/ub55690071-424b2.htm
♦	Prospectus dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Capped Buffered Return Notes with Downside Leverage Factor” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market Linked Securities product supplement” mean the UBS product supplement, dated February 24, 2021, references to the “index supplement” mean the UBS index supplement, dated February 24, 2021 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 24, 2021.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk as a hypothetical investment in the Underlying Asset or the stocks comprising the Underlying Asset (the “Underlying Constituents”).
♦	You believe that the Closing Level of the Underlying Asset will appreciate over the term of the Notes and that the percentage of appreciation is unlikely to exceed the Maximum Return indicated on the cover hereof.
♦	You understand and accept that your potential return is limited to the Maximum Return and you are willing to invest in the Notes based on the Maximum Return indicated on the cover hereof.
♦	You are willing to invest in the Notes based on the Downside Threshold (and corresponding Buffer Amount and Downside Leverage Factor) indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the Underlying Constituents.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the Underlying Asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or all of your initial investment or you are not willing to make an investment that may have the full downside market risk as a hypothetical investment in the Underlying Asset or its Underlying Constituents.
♦	You believe that the Closing Level of the Underlying Asset will decline during the term of the Notes and the Final Level is likely to be less than the Downside Threshold, or you believe that the Closing Level of the Underlying Asset will appreciate over the term of the Notes by more than the Maximum Return indicated on the cover hereof.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Notes based on the Maximum Return indicated on the cover hereof.
♦	You are unwilling to invest in the Notes based on the Downside Threshold (and corresponding Buffer Amount and Downside Leverage Factor) indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You do not understand or are unwilling to accept the risks associated with the Underlying Asset.
♦	You seek current income from this investment or prefer to receive any dividends paid and distributions made on the Underlying Constituents.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are unwilling to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the Underlying Asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 8 months. In the event that we make any change to the expected Pricing Date and Original Issue Date, the Calculation Agent may adjust the Valuation Date and the Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying Asset	The S&P 500® Index
Payment at Maturity (per Note)

If the Underlying Return is positive, UBS will pay you a cash payment equal to:

$1,000 × (1 + the lesser of (a) Underlying Return and (b) Maximum Return)

In this scenario, your potential return on the Notes is limited to the Maximum Return and your Payment at Maturity will in no event exceed the Maximum Payment at Maturity per Note.

If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, UBS will pay you a cash payment equal to:

$1,000

If the Underlying Return is negative and the Final Level is less than the Downside Threshold, UBS will pay you a cash payment that is less than the Principal Amount, if anything, equal to:

$1,000 + [$1,000 × Downside Leverage Factor × (Underlying Return + Buffer Amount)]

In this scenario, you will lose approximately 1.1111% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment.

Maximum Return	9.35%
Maximum Payment at Maturity per Note	$1,093.50
Buffer Amount	10.00%
Downside Threshold	90.00% of the Initial Level
Downside Leverage Factor:	The quotient of (i) 1 divided by (ii) 1 minus the Buffer Amount, which equals approximately 1.1111.
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level(1)	The Closing Level of the Underlying Asset on the Pricing Date.
Final Level(1)	The Closing Level of the Underlying Asset on the Valuation Date.
Final Valuation Date(2)	October 3, 2022

(1)	As determined by the Calculation Agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to or Benchmark Event Affecting an Underlying Index; Alteration of Method of Calculation”, as described in the accompanying product supplement.
(2)	Subject to postponement by the Calculation Agent as described under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.

Investment Timeline

Pricing Date	The Initial Level is observed and the final terms of the Notes are set.
¯
Maturity Date

If the Underlying Return is positive, UBS will pay you a cash payment per Note equal to:

$1,000 × (1 + the lesser of (a) Underlying Return and (b) Maximum Return)

In this scenario, your potential return on the Notes is limited to the Maximum Return and your Payment at Maturity will in no event exceed the Maximum Payment at Maturity per Note.

If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, UBS will pay you a cash payment per Note equal to:

$1,000

If the Underlying Return is negative and the Final Level is less than the Downside Threshold, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, equal to:

$1,000 + [$1,000 × Downside Leverage Factor × (Underlying Return + Buffer Amount)]

In this scenario, you will lose approximately 1.1111% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Specifically, if the Final Level is less than the Downside Threshold, you will lose approximately 1.1111% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

2

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the Underlying Asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full Principal Amount of the Notes at maturity. If the Underlying Return is negative and the Final Level is less than the Downside Threshold, you will be exposed on a leveraged basis to the decline of the Final Level from the Initial Level. Specifically, you will lose approximately 1.1111% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal by the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The contingent repayment of principal by the issuer is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the Underlying Asset is equal to or greater than the Downside Threshold.
♦	The Maximum Return applies only at maturity — If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Maximum Return, even if such return is positive. You can receive the full benefit of the Maximum Return from UBS only if you hold your Notes to maturity.
♦	Your potential positive return on the Notes is limited to the Maximum Return — The return potential of the Notes is limited to the Maximum Return. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that exceeds the Maximum Rain and your return on the Notes may be less than it would be in a hypothetical direct investment in the Underlying Asset or the Underlying Constituents.
♦	Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Asset. The greater the expected volatility of the Underlying Asset as of the Pricing Date, the greater the expectation is as of that date that the Underlying Return will be negative and that the Final Level will be less than the Downside Threshold and, as a consequence, indicates an increased risk of loss. Also, a relatively lower Downside Threshold does not necessarily indicate a relatively low risk of loss because the expected volatility of the Underlying Asset could be high. You should be willing to accept the downside market risk of the Underlying Asset and the potential to lose some or all of your initial investment.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Owning the Notes is not the same as owning the Underlying Constituents — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Constituents. For instance, you will not benefit from any positive Underlying Return in excess of an amount that exceeds the Maximum Return. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the Payment at Maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the Underlying Asset or Underlying Constituents may have.

Risks Relating to Characteristics of the Underlying Asset

♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the Underlying Asset and indirectly linked to the value of the Underlying Constituents and their issuers (the “Underlying Constituent Issuers”). The level of the Underlying Asset can rise or fall sharply due to factors specific to the Underlying Asset or the Underlying Constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Underlying Constituent Issuers and, therefore, the Underlying Asset. You, as an investor in the Notes, should conduct your own investigation into the Underlying Asset and Underlying Constituents.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the Underlying Asset will rise or fall. There can be no assurance that the Final Level will be equal to or greater than the Initial Level or Downside Threshold. The level of the Underlying Asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the Underlying Constituents. You should be willing to accept the downside risks associated with the Underlying Asset in general and its Underlying Constituents in particular, and the risk of losing some or all of your initial investment.
♦	Changes affecting the Underlying Asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of the index sponsor as specified under “Information About the Underlying Asset” (the “Index Sponsor”), concerning additions, deletions and substitutions of the Underlying Constituents and the manner in which the Index Sponsor takes account of certain changes affecting those Underlying Constituents may adversely affect the level of the Underlying Asset. The policies of the Index Sponsor with respect to the calculation of the Underlying Asset could also adversely affect the level of the Underlying Asset. The Index Sponsor may discontinue or suspend calculation or dissemination of the Underlying Asset. Further, indices like the Underlying Asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to or Benchmark Event Affecting an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the Underlying Asset) or the administrator (the Index Sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If events such as these occur and no successor index is selected, the Calculation Agent may determine the Final Level of the Underlying Asset — and thus affect the return on the Notes — in a manner it considers appropriate as described further in the accompanying product supplement under

3

♦	“—Discontinuance of, Adjustments to or Benchmark Event Affecting an Underlying Index; Alteration of Method of Calculation”. Any such change or event could adversely affect the market value of, and return on, the Notes.
♦	UBS cannot control actions by the Index Sponsor and the Index Sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying Asset. The Index Sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.
♦	The Underlying Asset reflects price return, not total return — The return on the Notes is based on the performance of the Underlying Asset, which reflects the changes in the market prices of its Underlying Constituents. The Underlying Asset is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its Underlying Constituents. The return on the Notes will not include such a total return feature or dividend component.

Estimated Value Considerations

♦	The issue price you pay for the Notes will exceed their estimated initial value – The issue price you pay for the Notes will exceed their estimated initial value as of the Pricing Date due to the inclusion in the issue price of the hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the Pricing Date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the Underlying Asset and Underlying Constituents, any expected dividends on the Underlying Constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Pricing Date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the Pricing Date may differ from the estimated initial value – The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Pricing Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Pricing Date – We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Pricing Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Pricing Date and any such differential between the estimated initial value and the issue price of the Notes as of the Pricing Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Depending on your broker, the price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be less than the valuation provided on your customer account statement — As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time, as well as its then current bid-ask spread for similar sized trades of structured debt securities. The value provided by UBS Securities LLC on its customer statements is based on these pricing models. As a result, depending on your broker, UBS Securities LLC or its affiliates may offer to buy or sell the Notes in the secondary market at a price that is less than the valuation provided on your broker’s customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the Underlying Asset and the Underlying Constituents; the volatility of the Underlying Asset and the Underlying Constituents; any dividends paid on the Underlying Constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; and the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

4

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Underlying Constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset and/or any Underlying Constituent may adversely affect the level of the Underlying Asset and, therefore, the value of, and any amount payable on, the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the Underlying Constituent Issuers or trading activities related to the Underlying Asset or any Underlying Constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS. The Calculation Agent will determine the Underlying Return and the Payment at Maturity of the Notes based on the Final Level of the Underlying Asset. The Calculation Agent can postpone the determination of the Initial Level and/or Final Level if a market disruption event occurs and is continuing on the Pricing Date and/or the Final Valuation Date, respectively. As UBS determines the economic terms of the Notes, including the Maximum Return and Downside Threshold (and corresponding Buffer Amount and Downside Leverage Factor), and such terms include the hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and any amount payable on the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset to which the Notes are linked.

Risks Relating to General Credit Characteristics

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges

5

the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

6

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the Pricing Date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the Payment at Maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes will be set on the Pricing Date; amounts have been rounded for ease of analysis):

Investment Term:	Approximately 8 months
Initial level:	4,500.00
Maximum Return:	9.35%
Maximum Payment at Maturity per Note:	$1,093.50
Downside Threshold:	4,050.00 (90.00% of the Initial Level)
Buffer Amount:	10.00%
Downside Leverage Factor:	The quotient of (i) 1 divided by (ii) 1 minus the Buffer Amount, which equals approximately 1.1111.
Range of Underlying Asset Performance:*	40% to -100%
*	The performance range is provided for illustrative purposes only.
Final level	Underlying Return	Payment at Maturity	Note Total Return at Maturity
6,300.00	40.00%	$1,093.50	9.35%
5,850.00	30.00%	$1,093.50	9.35%
5,400.00	20.00%	$1,093.50	9.35%
4,950.00	10.00%	$1,093.50	9.35%
4,920.75	9.35%	$1,093.50	9.35%
4,905.00	9.00%	$1,090.00	90.00
4,770.00	6.00%	$1,060.00	6.00%
4,635.00	3.00%	$1,030.00	3.00%
4,500.00	0.00%	$1,000.00	0.00%
4,275.00	-5.00%	$1,000.00	0.00%
4,140.00	-8.00%	$1,000.00	0.00%
4,050.00	-10.00%	$1,000.00	0.00%
3,600.00	-20.00%	$888.89	-11.111%
3,150.00	-30.00%	$777.78	-22.222%
2,700.00	-40.00%	$666.67	-33.333%
2,250.00	-50.00%	$555.56	-44.444%
1,800.00	-60.00%	$444.44	-55.556%
1,350.00	-70.00%	$333.33	-66.667%
900.00	-80.00%	$222.22	-77.778%
450.00	-90.00%	$111.11	-88.889%
0.00	-100.00%	$0.00	-100.000%

Example 1 — The Final Level of the Underlying Asset is 4,635.00 (resulting in an Underlying Return of 3.00%).

Because the Underlying Return is 3.00%, the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × the lesser of (a) 3.00% and (b) 9.35%)
$1,000 + ($1,000 × 3.00%)
= $1,000 + $30.00
= $1,030.00 (a total return of 3.00%)

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Example 2 — The Final Level of the Underlying Asset is 5,400.00 (resulting in an Underlying Return of 20.00%).

Because the Underlying Return is 3.00%, the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × the lesser of (a) 20.00% and (b) 9.35%)
$1,000 + ($1,000 × 9.35%)
= $1,000 + $93.50
= $1,093.50 (a total return of 9.35%)

Example 3 — The Final Level of the Underlying Asset is 4,275.00 (resulting in an Underlying Return of -5.00%).

Because the Underlying Return is zero or negative and the Final Level is equal to or greater than the Downside Threshold, UBS will repay the full Principal Amount and the Payment at Maturity is equal to $1,000 per Note (a total return of 0.00%).

Example 4 — The Final Level of the Underlying Asset is 2,250.00 (resulting in an Underlying Return of -50.00%).

Because the Underlying Return is negative and the Final Level is less than the Downside Threshold, UBS will pay you less than the Principal Amount and the Payment at Maturity per Note is as follows:

$1,000 + [$1,000 × (-50.00% + 10.00%) x 1.1111]
= $1,000 + [$1,000 × (-40.00%) x 1.1111]
= $1,000 - $444.44
= $555.56 (a total return of -44.444%)

Accordingly, if the Final Level is less than the Downside Threshold, you will lose approximately 1.1111% of your Principal Amount for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount and, in extreme situations, you could lose all of your initial investment.

8

Information About the Underlying Asset

All disclosures contained in this document regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

Included on the following pages is a brief description of the Underlying Asset. This information has been obtained from publicly available sources. Set forth below is a graph that the past performance for the Underlying Asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the Underlying Asset as an indication of future performance.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “Index Sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2012 through February 1, 2022, based on information from Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Underlying Asset on February 1, 2022 was 4,546.54 (the “Hypothetical Initial Level”). The dotted line represents a hypothetical Downside Threshold of 4,091.89, which is equal to 90.00% of the Hypothetical Initial Level. The actual Initial Level and Downside Threshold will be determined on the Pricing Date. Past performance of the Underlying Asset is not indicative of the future performance of the Underlying Asset during the term of the Notes.

6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2012
Jan-2013
Jan-2014
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

9

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Underlying Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Underlying Constituent Issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisor regarding the potential treatment of any such entity for their Notes as a USRPHC and the Notes as USRPI.

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Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to the Underlying Asset or any Underlying Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Asset, the Underlying Constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Asset, the Underlying Constituents or the Notes.  If you enter, or have entered, into other transactions in respect of the Underlying Asset, the Underlying Constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

11

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at the issue price to the public. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest— UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

12

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples and Return Table of the Notes at Maturity	7
Information about the Underlying Asset	9
What Are the Tax Consequences of the Notes?	10
Supplemental Plan of Distribution (Conflicts of Interest)	12

Product Supplement
Product Supplement Summary	PS 1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS 1
The Securities are Part of a Series	PS 1
Denomination	PS 1
Coupons	PS 2
Early Redemption	PS 2
Payment at Maturity for the Securities	PS 3
Defined Terms Relating to Payment on the Securities	PS 3
Valuation Dates	PS 5
Valuation Periods	PS 6
Payment Dates	PS 6
Closing Level	PS 6
Intraday Level	PS 7
What are the Tax Consequences of the Securities?	PS 7
Risk Factors	PS 9
General Terms of the Securities	PS 23
Use of Proceeds and Hedging	PS 46
Material U.S. Federal Income Tax Consequences	PS 47
Certain ERISA Considerations	PS 69
Supplemental Plan of Distribution (Conflicts of Interest)	PS 70

Index Supplement
Index Supplement Summary	IS 1
Underlying Indices And Underlying Index Publishers	IS 2
Dow Jones Industrial AverageTM	IS 2
Nasdaq 100 Index®	IS 4
Russell 2000® Index	IS 11
S&P 500® Index	IS 16
Non U.S. Indices	IS 24
EURO STOXX 50® Index	IS 24
FTSETM 100 Index	IS 29
MSCI Indexes	IS 32
MSCI EAFE® Index	IS 32
MSCI® Emerging Markets IndexSM	IS 32
MSCI® Europe Index	IS 33
Prospectus
Introduction	1
Cautionary Note Regarding Forward Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•
UBS AG Capped Buffered Return Notes with Downside Leverage Factor due on or about October 11, 2022

Preliminary Pricing Supplement dated February 2, 2022
(To Product Supplement dated February 24, 2021,
Index Supplement dated February 24, 2021
and Prospectus dated February 24, 2021)

UBS Investment Bank
J.P. Morgan Securities LLC